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                                EXHIBIT 10(X)

                   AMENDMENT TO 1994 LONG-TERM INCENTIVE PLAN



     RESOLVED, that Section 6.7 of the AM International, Inc. 1994 Long Term Incentive Plan is hereby amended to read in its entirety as follows:

        6.7 Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities available under this Plan, the number and class of securities subject to each outstanding option and the purchase price per security, the number of securities subject to each option to be granted to Non-Employee Directors pursuant to Article V, the terms of each outstanding SAR, the number and class of securities subject to each outstanding Stock Award, and the terms of each outstanding Performance Share shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARS without an increase in the aggregate purchase price or base price. If any such adjustment would result in a fractional security being available under this Plan or subject to a grant under this Plan, such fractional security shall be disregarded.








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